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PROSPECTUS SUPPLEMENT                                         File No. 333-52822
---------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus
dated January 24, 2001)
Prospectus number:      2171


                             Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                               Floating Rate Notes


Principal Amount:  $14,000,000         Original Issue Date:    August 16, 2001

CUSIP Number:      59018Y KN0          Stated Maturity Date:   August 15, 2011


Interest Calculation:                  Day Count Convention:
---------------------                  ---------------------
[X]  Regular Floating Rate Note        [X]  Actual/360

[ ]  Inverse Floating Rate Note        [ ]  30/360

       (Fixed Interest Rate):          [ ]  Actual/Actual


Interest Rate Basis:
--------------------
[X]  LIBOR                             [ ]  Commercial Paper Rate

[ ]  CMT Rate                          [ ]  Eleventh District Cost of Funds Rate

[ ]  Prime Rate                        [ ]  CD Rate

[ ]  Federal Funds Rate                [ ]  Other (see attached)

[ ]  Treasury Rate

   Designated CMT Page:                Designated LIBOR Page:
        CMT Telerate Page:                  LIBOR Telerate Page:
        CMT Reuters Page:                   LIBOR Reuters Page:


Index Maturity:   Six Months               Minimum Interest Rate: Not Applicable

Spread:           0.2900%                  Maximum Interest Rate: Not Applicable
                  (plus twenty-nine
                  basis points)
                                           Spread Multiplier:     Not Applicable
Initial Interest: Determined as if the
                  Original Issue Date
                  were an Interest Reset
                  Date.

Interest Reset Dates:      Semi-annually on the 15th of February and August,
                           commencing on Feb. 15, 2002, until maturity, subject to modified following business day convention.

Interest Payment Dates:    Semi-annually on the 15th of February and August,
                           commencing on Feb. 15, 2002, until maturity, subject to modified following business day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated
                           Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated
                           Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                   The Chase Manhattan Bank

Dated:                     August 10, 2001

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                                    ADDENDUM


         The Company will make payments of principal on the dates (each a "Principal Repayment Date") and in the amounts (each a "Principal Repayment Amount") set forth in the table below, provided, that if a Principal Repayment Date (other than an Principal Repayment Date at the Stated Maturity) would fall on a day that is not a Business Day, such Principal Repayment Date shall be postponed to the next succeeding day that is a Business Day, except that if such next Business Day falls in the next calendar month, the applicable Principal Repayment Date shall be the immediately preceding Business Day. The "Regular Principal Record Date" shall be the date 15 calendar days (whether or not a Business Day) prior to the applicable Principal Repayment Date. The Principal Repayment amount so payable and punctually paid or duly provided for on any Principal Repayment Date will be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Principal Record Date for such Principal Repayment Date, except that the Principal Repayment Amount payable at the Stated Maturity will be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the Stated Maturity. Any such Principal Repayment Amount which is payable, but not punctually paid or duly provided for on any Principal Repayment Date (herein called "Defaulted Principal"), shall forthwith cease to be payable to the registered Holder on such Regular Principal Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a "Special Principal Record Date" for the payment of such Defaulted Principal to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Principal Record Date, or may be paid at any time in any other lawful manner.

     Principal Repayment Date                       Principal Repayment Amount
     ------------------------                       --------------------------
         August 15, 2005                                        500,000
         August 15, 2006                                        750,000
         February 15, 2007                                    1,150,000
         August 15, 2007                                      1,400,000
         February 15, 2008                                    1,200,000
         August 15, 2008                                        400,000
         February 15, 2009                                    1,600,000
         August 15, 2009                                      1,300,000
         February 15, 2010                                    1,500,000
         August 15, 2010                                      1,400,000
         February 15, 2011                                    1,400,000
         August 15, 2011                                      1,400,000


         After the payment of each Principal Repayment Amount, the Principal Amount of this Note will be reduced by such Principal Repayment Amount.